UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 15, 2011

LSI CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-10317	94-2712976
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1621 Barber Lane
Milpitas, California 95035
(Address of principal executive offices, including zip code)

(408) 433-8000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2011, we appointed D. Jeffrey Richardson, age 46, Executive Vice President and Chief Operating Officer. Mr. Richardson had been the leader of our Semiconductor Solutions Group since January 2009. From April 2007 through January 2009, he led our Network and Storage Products Group, which included our Networking, Custom and Storage Interfaces semiconductor businesses. From September 2005 through April 2007, he was the leader of our Custom Solutions Group, and from June 2005 through September 2005, he led our Corporate Strategy function. From 1992 through June 2005, he held a variety of management positions at Intel Corporation, a microprocessor manufacturer.

On March 9, 2011, we announced that we had agreed to sell our external storage business to NetApp, Inc. Philip Bullinger, Executive Vice President and General Manager, Engenio Storage Group, currently leads that business for us. Mr. Bullinger played a key role for us in the events leading up to the signing of the agreement with NetApp. To reward him for his efforts, and to reward him for leading the business through the critical period between signing the agreement and completing the sale, we have agreed to pay him a special bonus of $212,500 following the completion of the sale, if he remains with LSI and if, between April 15, 2011 and the closing of the sale, the external storage systems business continues to meet performance goals set by our Chief Executive Officer.

We expect that Mr. Bullinger will not join NetApp after the sale is completed. We also expect that we will not have a position at LSI for Mr. Bullinger that we and Mr. Bullinger will each find acceptable. Accordingly, on April 15, 2011, we entered into an agreement with him pursuant to which he will leave LSI on May 13, 2011, if the sale has been completed, and he will be eligible for benefits under our Severance Policy for Executive Officers, including a lump sum payment from us of $425,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LSI CORPORATION

By:	/s/ Bryon Look
Bryon Look Executive Vice President, Chief Financial Officer and Chief Administrative Officer

Date: April 20, 2011